Exhibit 5.1
PILLSBURY WINTHROP SHAW PITTMAN LLP
31 West 52nd Street
New York, New York 10019-6131

February 5, 2021
Salarius Pharmaceuticals, Inc.
2450 Holcombe Blvd., Suite X
Houston, Texas 77021
Ladies and Gentlemen:
We are acting as counsel for Salarius Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company having an aggregate offering price of up to $6,306,000, all of which are authorized but heretofore unissued shares to be offered and sold by the Company, pursuant to (i) the Registration Statement on Form S-3 (File No. 333-231010) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) on April 24, 2019 and declared effective by the Commission on May 17, 2019, (ii) the related prospectus, dated May 17, 2019, as supplemented by the prospectus supplement dated February 5, 2021 relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”), and (iii) the At the Market Offering Agreement dated as of February 5, 2021, between the Company and Ladenburg Thalmann & Co. Inc. (the “Agreement”).
We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. On the basis of the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with terms of the Agreement, will be validly issued, fully paid and nonassessable.
The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP